Exhibit (h)(3)

NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND
DISTRIBUTION AND SERVICING PLAN
May 17, 2022
This Distribution and Servicing Plan (the “Plan”) has been adopted on a voluntary basis in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Nuveen Churchill Private Capital Income Fund, a Delaware statutory trust (the “Fund”), with respect to its classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.
1.Distribution Fee and Shareholder Servicing Fee
a. The Fund may pay to Nuveen Securities, LLC (the “Distributor”), in its capacity as principal underwriter of the Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A. The Distribution Fee under the Plan will be used primarily to compensate the Distributor for such services provided in connection with the offering and sale of shares of the applicable Class, and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution services and sales support services provided and related expenses incurred by such Selling Agents. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate the Distributor for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals. Payments of the Shareholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred.
2.Calculation and Payment of Fees
The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class.
3.Approval of Plan
The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon its approval by (a) a majority of the Fund’s Board of Trustees (the “Board”), including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.Continuance of the Plan
The Plan will continue in effect with respect to a Class for one year from the date of execution, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Board in the manner described in Section 3(a) above.
5.Implementation
All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.
For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.
6.Termination
This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.
7.Amendments
The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee described in Section 1 above with respect to such Class without approval in the manner described in Section 3(a) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.
8.Selection of Certain Trustees
While the Plan is in effect, the selection and nomination of the Fund’s trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund will be at the discretion of the trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Fund.
9.Written Reports
While the Plan is in effect, the Board will receive, and the trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.Preservation of Materials
The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.
11.Delaware Statutory Trust
A copy of the Certificate of Trust of the Fund is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the trustees of the Fund as trustees and this Agreement has not been executed by such trustee in her or his individual capacity and that the obligations of or arising out of this Plan are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding only upon the Fund and the assets and property of the Fund, or upon the assets belonging to the series or attributable to the class of the Fund, for the benefit of which the trustees have caused this Plan to be executed.

IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A.

NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND

By:	/s/ John D. McCally
Name: John D. McCally
Title: Vice President and Secretary

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN
NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND

Class of Shares of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class I Shares	N/A
Class S Shares	0.85%
Class D Shares	0.25%

Agreed to and accepted as of May 17, 2022

NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND

By:	/s/ John D. McCally
Name: John D. McCally
Title: Vice President and Secretary
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